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                                                                     Exhibit 4.4


                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

         This Amendment No. 1 (the "Amendment") to the Rights Agreement (the
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"Rights Agreement") dated November 2, 1998 is made and entered into this 6th day
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of December, 2001 by and between MAXWELL SHOE COMPANY INC., a Delaware corporation (the "Company"), and EQUISERVE TRUST COMPANY, N.A.], a [__________]
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corporation (the "Rights Agent"). Capitalized terms not otherwise defined herein
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shall have the meanings given them in the Rights Agreement.

                                    RECITALS
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         WHEREAS, Section 27 of the Rights Agreement provides that the Board of
Directors of the Company (the "Board") may, from time to time, without the
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approval of any holders of Rights, supplement or amend any provision of the
Rights Agreement and direct the Rights Agent so to supplement or amend such provision;

         WHEREAS, the Board believes that it is in the best interest of the Company to amend the Rights Agreement to appoint Equiserve Trust Company, N.A. as the Rights Agent as described in the Rights Agreement;

                                    AGREEMENT
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         NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, the parties hereto agree to amend the Rights Agreement as follows:

         1.       Amendment.
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                  A.   Section 21 of the Rights Agreement is hereby amended and
restated in its entirety as follows:

         Change of Rights Agent.  The Rights Agent or any successor Rights Agent
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         may resign and be discharged from its duties under this Agreement upon
         30 days' notice in writing mailed to the Company and to each transfer agent of the Common Shares or Preferred shares by registered or certified mail and to the holders of the Right Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon 30 days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Shares and Preferred Shares by registered or certified mail, and to the holders of the Right Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting as such, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (who shall, with such notice, submit such holder's Right Certificate for inspection by the Company), then the Company shall become the Rights Agent and the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether

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                                                                     Exhibit 4.4

         appointed by the Company or by such a court, shall be a corporation or trust company organized and doing business under the laws of the United States, in good standing, that is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has individually or combined with an affiliate at the time of its appointment as Rights Agent a combined capital and surplus of at least $100 million dollars. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose of this Agreement and so that the successor Rights Agent may appropriately act as Rights Agent hereunder. Not later than the effective date of any such appointment the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares and Preferred Shares, and mail a notice thereof in writing to the registered holders of the Right Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

         2.       Ratification.   Except as expressly amended hereby, the Rights
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Agreement shall continue in full force and effect in  accordance with its terms, without any waiver, amendment or other modification of any provision thereof.

         3.       Governing Law.  The Company and the Rights Agent agree that
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the interpretation, validity, construction, and performance of this Amendment shall be governed by the laws of the State of Delaware without regard to its principles of conflicts of laws.

         4.       Counterparts.  This Agreement may be executed in any number of
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counterparts and each such counterpart shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of December 6, 2001.

MAXWELL SHOE COMPANY INC.                       EQUISERVE TRUST COMPANY, N.A.



By:                                             By: /s/
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    Name:  James J. Tinagero                        Name:
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    Title: Chief Operating Officer and          Title:
           Executive Vice President
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